                                                                     EXHIBIT 2.1
                                    AGREEMENT

         THIS AGREEMENT (this "Agreement") is effective as of 5:00 p.m. central time, August 2, 2001 (the "Effective Date") and is by and among AARO BROADBAND WIRELESS COMMUNICATIONS, INC., a Nevada corporation ("Aaro"); GENE STIPE, an individual ("Stipe"), EDDIE HARPER, an individual ("Harper"), GREG D. OWENS, an individual ("Owens"), LONNIE ROGERS, an individual ("Rogers") (Stipe, Harper, Dark, Owens and Rogers hereinafter sometimes referred to collectively as the "Investor Group"); RONALD L. BAKER, an individual ("Baker"), NORMAN S. LEIGHTY, an individual ("Leighty"), J. MICHAEL ERHART, an individual ("Erhart"), MICHAEL
W. CANFIELD, an individual ("Canfield"), STEVEN G. ZABEL, an individual ("Zabel"), RICHARD R. STUTSMAN, an individual ("Stutsman"), MICHAEL R. HECOMOVICH, an individual ("Hecomovich"), and JOSEPH H. JOHNS ("Johns").

         WHEREAS, Aaro is a publicly traded Nevada corporation registered to do business in Oklahoma with its principal office located in Oklahoma City, Oklahoma; and

         WHEREAS, the Investor group has agreed to provide financial and managerial assistance to Aaro subject to certain terms and conditions set forth herein;

         NOW, THEREFORE, Aaro, Stipe, Harper, Owens, Rogers, Baker, Leighty, Erhart, Canfield, Zabel, Stutsman, Hecomovich, and Johns agree as follows:

1. Advancement of Funds by Investor Group for Convertible Debentures.

         A. Infusion of Funds. Contingent upon the actions described in Paragraphs 2, 3, 4(A), 4(b) and 5, the Investor Group will cause to be transferred to Aaro, or a trust account held to be distributed as directed by Aaro's Board of Directors, on the Effective Date One Hundred Fifty Thousand and no/100 Dollars ($150,000.00).

         B. Infusion of Additional Funds. Subsequent to the infusion of funds described in Paragraph 1(A), above, the Investor group will utilize its best efforts to transfer or cause to be transferred to Aaro, or into a trust account held to be distributed as directed by Aaro's Board of Directors, an additional Five Hundred Ninety Thousand and no/100 Dollars ($590,000.00), in one or more contributions, on or before the 31st day of October, 2001.

         C. Distribution of Aaro Shares. In consideration for the advancement of funds described in Paragraphs 1(A) and 1(B), above, the members of the Investor Group shall receive in exchange, in one or more transactions, debentures from Aaro (such debentures to be with face amounts equal to the corresponding cash advance and to be allocated and issued among members of the Investor Group or others as specified, in writing, by the Investor Group to Aaro) in substantially the same form as attached hereto as Exhibit "A" (hereinafter the "Debentures"), which such Debenture shall be convertible into Aaro's $0.001 par value common stock (hereinafter the "Shares") at a rate of ten (10) Share for each One and no/100 Dollar ($1.00) invested and as further described in the Debenture.

2. Surrender of Aaro Shares Forgiveness of Indebtedness. As consideration for infusion of the monies described in Paragraph 1, above and the satisfaction of the Conditions defined in Paragraph 6 below, on the Effective Date, Baker, Leighty, Erhart, Canfield, Stutsman and Zabel will, at the Closing, cause to be surrendered to Aaro a total of twelve million nine hundred sixty eight thousand four hundred thirteen (12,968,413) shares of Aaro's $0.001 par value common stock (hereinafter the "Shares"). It is specifically provided and disclosed that, subsequent to the Closing, Baker, Leighty, Erhart, Canfield, Stutsman and Zabel will retain the number of Shares as described adjacent to their names, below, in order to recognized prior ownership and for forgiveness of certain indebtedness owed by Aaro to Baker, Leighty and Erhart (as hereinbelow described):

                                             Amount of Shares
                            Amount of        Retained for Debt       Other Shares        Totals Shares
       Name               Debt Forgiven         Forgiveness            Retained             Retained
-------------------      ---------------     -----------------     ---------------      ---------------

Ronald L. Baker          $    170,000.00            1,700,000              155,960            1,855,960

Norman S. Leighty        $     25,000.00              250,000              134,701              384,701

J. Michael Erhart        $     13,500.00              135,000              699,760              834,760

Michael W. Canfield                  -0-                  -0-              620,701              620,701

Richard R. Stutsman                  -0-                  -0-              242,350              242,350

Steven G. Zabel          $           -0-                  -0-              166,667              166,667
                         ---------------     -----------------     ---------------      ---------------

         Totals          $    208,500.00            2,085,000            2,020,139            4,105,139


3. Resignation of Officers of Aaro. On or prior to the Effective Date, Baker, Leighty, Erhart, Canfield, Stutsman and Zabel shall tender their written resignations (or tender proof of their prior resignations, as the case may be) as officers of Aaro provided, however, that Erhart and Canfield shall be retained by Aaro as internal consultants for purposes of assisting in satisfying the Conditions as described in Paragraph 6, below.

4. Modifications to and Proposed Actions by the Board of Directors.

         A. Resignation and Appointment of Directors. It is specifically provided and agreed that on or before the Effective Date, Baker, Leighty, Stutsman and Zabel shall submit their resignation (or shall tender proof of their prior resignation, as the case may be) as members of the Board of Directors of Aaro. On the Effective Date, subsequent to the resignation of the individuals described in the preceding sentence, the remaining Directors shall consider and vote upon a Board resolution(pursuant to Article III, Section 3 of Aaro's Bylaws) to add the following named individuals to Aaro's Board of Directors:

                                            Jerry Thetford
                                            Greg Owens
                                            Lonnie Rogers

         B. Appointment of President & Chief Executive Officer. On the Effective Date, and subsequent to the actions of the Board described in Paragraph 4(A), above, the Directors shall consider and vote upon a Board resolution to appoint Jerry Thetford as President and Chief Executive Officer of Aaro.

         C. Subsequent Resignation of Directors and Modification of Number of Seats. Subsequent to the satisfaction of the Conditions described in Paragraph 6, below, Erhart and Canfield shall tender their resignations as members of the Board of Directors of Aaro and the remaining Directors shall consider and vote upon a Board resolution (pursuant to Article III, Section 2 of Aaro's Bylaws) reducing the number of seats on Aaro's Board from ten (10) to seven (7).

5. Covenant Not to Compete. On or prior to the Effective Date, Baker, Leighty, Erhart, Canfield, Stutsman and Zabel shall deliver to Aaro an executed Covenant Not to Compete in a form substantially the same as attached hereto as Exhibit "B."

6. Conditions to be Satisfied by Aaro. As consideration for the surrender of the Shares by Baker, Leighty, Erhart, Canfield, Stutsman and Zabel, as described in Paragraph 2, above, and as a condition precedent to the resignation of Erhart and Canfield from Aaro's Board of Directors, as described in Paragraph 4(B), above, Aaro's Board of Directors will cause Aaro to satisfy and complete the following obligations (such obligations hereinafter collectively described as the "Conditions"):

         A. Payment of Outstanding Payroll Taxes. Aaro will pay all outstanding federal and state payroll taxes, or will have made satisfactory arrangements with the Internal Revenue Service for the pay-out of such amounts within one hundred eighty (180) days of the Effective Date, such outstanding amounts being as follows:

                                    Federal Payroll Taxes Due                           $   175,299.66
                                    Oklahoma Payroll Taxes Due                          $    35,031.00
                                                                                        --------------
                                            Total Payroll Taxes Due                     $   210,330.66

         B. Payment of Outstanding Payroll. Pursuant to the schedule below, Aaro will pay all payroll amounts due and owing to current and former employee of Aaro, as follows:

                                    Payment August 3, 2001                              $ 49,375.20
                                    Payment August 17, 2001                             $ 51,214.20
                                    Payment August 31, 2001                             $ 17,937.00
                                    Payment September 15, 2001                          $ 33,640.08
                                    Payment October 15, 2001                            $ 20,668.80
                                    October 31, 2001                                    $ 12,931.20
                                                                                        -----------
                  Total Payroll & Expenses Due Aaro Employees                           $185,766.48*


                   *Amount calculated net of federal and state withholding taxes

         C. Renewal or Acquisition of Directors, Officers and Corporate Liability Insurance. On or before August 5, 2001, Aaro shall renew the current Directors, Officers and Corporate Liability Insurance Policy issued by Kemper Insurance Companies or obtain directors and officers liability insurance with terms and coverage the same or better than currently maintained by Aaro under said Kemper policy provided specifically, however, that such liability insurance coverage will cover claims made against former officers and directors of Aaro.

         D. Utilization of Erhart & Canfield. It is specifically provided and understood that Aaro will retain the services of Erhart and Canfield for the purpose of liquidating Aaro's non-essential and/or excess equipment for the purpose of generating funds to assist Aaro in the satisfaction of: (i) the past due federal and state payroll taxes (as described in Paragraph 6(A) above); and (ii) the past due employee payroll and expenses (as described in Paragraph 6(B), above). Erhart and Canfield will utilize their best efforts to timely liquidate such non-essential and/or excess equipment to generate funds for such described purposes, but the Investor Group recognizes and acknowledges that the no guarantee can be made as to the marketability or value of such equipment or as to the timing of the receipt of the funds for such liquidation and, therefore, no guarantee can be made that adequate funds will be generated in amounts or in time to timely satisfy the obligations of Aaro as set forth in Paragraphs 6 (A) and 6(B).

7. Additional Release of Debt. On the Effective Date, Stipe and Harper will release and forgive certain debts including interest, as described below, owed by Aaro to them in exchange for Shares of Aaro, as follows:

                    Amount of                Number of Shares
Name       Debt and Interest Forgiven          to be Issued
           --------------------------        ----------------

Stipe           $        33,518                  335,180

Harper          $        33,518                  335,180

8. General.

         A. Notices. All notices required or permitted herein must be in writing and shall be sufficient if delivered personally, faxed and confirmed or mailed by certified or registered mail, return receipt requested, postage and charges prepaid, if to Aaro at: 210 Park Avenue, Suite 1850, Oklahoma City, Oklahoma 73102, Facsimile Number 405.415.2805; and if to the other parties at the facsimile number or address, as applicable, as each such party shall provide to Aaro, in writing, or to such other facsimile number or address, as applicable, as any party hereto may designate to the others from time to time for this purpose. All notices shall be deemed received when delivered personally, when faxed and confirmed or, if mailed, within three (3) days (excluding Sundays and holidays and any other days on which mail is not delivered) after being mailed.

         B. Integrated Agreement. This Agreement and its attachment contains and constitutes the entire agreement among the parties herein and supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof and there are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth herein. All exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by all parties hereto.

         C. Construction. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Oklahoma. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.

         D. Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

         E. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their or its respective heirs, personal representatives, successors and assigns. The rights of a party under this Agreement may not be assigned in whole or in part to any third party without the express written consent of all non-assigning parties hereto.

         F. Litigation Expense. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such prevailing party's reasonable attorney fees, court costs and other expenses incidental to such litigation.

         G. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed as original signatures.

         H. Amendment and Waiver. This Agreement may be amended at any time, but only by an instrument in writing executed by all parties hereto. A party hereto may waive any requirement to be performed by the other parties, provided that such waiver shall be in writing and executed by the party waiving the requirement.

         I. Time of Essence. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

         J. Authorization. Each party for itself, its, his or her heirs, personal representatives, successors and assigns hereby represents and warrants that they has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

SIGNATURE PAGE TO AGREEMENT DATED AUGUST 2, 2001 BETWEEN AARO BROADBAND WIRELESS COMMUNICATIONS, INC.; GENE STIPE; EDDIE HARPER; GREG D. OWENS; LONNIE ROGERS; RONALD L. BAKER; NORMAN S. LEIGHTY; J. MICHAEL ERHART; MICHAEL W. CANFIELD; RICHARD R. STUTSMAN; STEVEN G. ZABEL; MICHAEL R. HECOMOVICH; AND JOSEPH H. JOHNS


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as on the Effective Date.


AARO BROADBAND WIRELESS
COMMUNICATIONS, INC.
a Nevada corporation

By:      /s/ J.MICHAEL ERHART
   -----------------------------------------
Name: J. Michael Erhart
Title: President

         /s/ RONALD L. BAKER
--------------------------------------------
Name: Ronald L. Baker

         /s/ NORMAN S. LEIGHTY
--------------------------------------------
Name: Norman S. Leighty

         /s/ J.MICHAEL ERHART
--------------------------------------------
Name: J. Michael Erhart

         /s/ MICHAEL W. CANFIELD
--------------------------------------------
Name: Michael W. Canfield

         /s/ STEVEN G. ZABEL
--------------------------------------------
Name: Steven G. Zabel

         /s/ RICHARD R. STUTSMAN
--------------------------------------------
Name: Richard R. Stutsman

         /s/ MICHAEL R. HECOMOVICH
--------------------------------------------
Name: Michael R. Hecomovich

         /s/ JOSEPH H. JOHNS
--------------------------------------------
Name: Joseph H. Johns

         /s/ GENE STIPE
--------------------------------------------
Name: Gene Stipe

SIGNATURE PAGE TO AGREEMENT DATED AUGUST 2, 2001 BETWEEN AARO BROADBAND WIRELESS COMMUNICATIONS, INC.; GENE STIPE; EDDIE HARPER; GREG D. OWENS; LONNIE ROGERS; RONALD L. BAKER; NORMAN S. LEIGHTY; J. MICHAEL ERHART; MICHAEL W. CANFIELD; RICHARD R. STUTSMAN; STEVEN G. ZABEL; MICHAEL R. HECOMOVICH; AND JOSEPH H. JOHNS



         /s/ EDDIE HARPER
--------------------------------------------
Name: Eddie Harper

         /s/ GREG OWENS
--------------------------------------------
Name: Greg Owens

         /s/ LONNIE ROGERS
--------------------------------------------
Name: Lonnie Rogers

                                   EXHIBIT "A"
                                       TO
                                    AGREEMENT
                                      WITH
                        EFFECTIVE DATE OF AUGUST 2, 2001

                                    DEBENTURE

THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE CORPORATION OF A FAVORABLE OPINION OF ITS COUNSEL AND/OR SUBMISSION TO THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE CORPORATION, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.


                  AARO BROADBAND WIRELESS COMMUNICATIONS, INC.
                              A Nevada Corporation

$                                                                  ______, 2001

         AARO BROADBAND WIRELESS COMMUNICATIONS, INC., a Nevada corporation (the "Corporation"), is indebted and, for value received, promises to pay to the order of __________________________ (the "Holder") on the 31st day of December, 2002 (the "Due Date") (unless this Debenture shall have been sooner called for redemption as herein provided), upon presentation of this Debenture, ______________________________and no/100 Dollars ($____________) (the "Principal
Amount") and to pay interest on the Principal Amount at the rate of eight percent (8%) per annum as provided herein.

         The Corporation covenants, promises and agrees as follows:

         1. Interest. Interest which shall accrue on the Principal Amount shall be payable in quarterly installments on the first business day of the beginning month in each calendar quarter beginning the ___ day of ______, 2001 until the Principal Amount and all accrued and unpaid interest shall have been paid in full. If this Debenture shall be issued on a date other than the first day of a calendar quarter, the interest payable shall be prorated upon the number of days of such calendar quarter period during which this Debenture shall have been issued and outstanding. All accrued and unpaid interest shall be payable on the Due Date. All payments of principal and interest or principal or interest shall be made at ________________________________ or at such other place as may be designated by the Holder hereof.

         2. Redemption.

                  2.1. This Debenture is subject to redemption at the option of the Corporation in whole or in part prior to the Due Date at any time and from time to time without penalty or premium. The Corporation may exercise its right to redeem this Debenture prior to maturity by giving notice (the "Redemption Notice") thereof to the holder of this Debenture as it appears on the books of the Corporation, which notice shall specify the terms of redemption (including the place at which the Holder of the Debenture may obtain payment), the principal amount of the Debenture to be redeemed (the "Redemption Amount") and shall fix a date for redemption (the "Redemption Date"), which date shall not be less than five (5) days nor more than fifteen (15) days after the date of the Redemption Notice.

                  2.2. On the Redemption Date, the Corporation shall pay all accrued and unpaid interest on the Debenture up to and including the Redemption Date and shall pay to the Holder hereof a dollar amount equal to the Redemption Amount.

         3. Conversion.

                  3.1. The Holder of this Debenture shall have the right, at such Holder's option, at any time during the term hereof (including at any time subsequent to the receipt of the Redemption Notice but prior to the Redemption
Date), to convert all, but not less than all, of this Debenture into such number of fully paid and nonassessable shares of the Corporation's $0.001 par value Common stock (the "Common Stock") as shall be provided herein.

                  3.2. The Holder of this Debenture may exercise the conversion right provided in this Section 3 by giving written notice (the "Conversion Notice") to the Corporation of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of the Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Debenture. The number of shares of Common Stock that shall be issuable upon conversion of the Debenture shall be_______________ (___________) which such Common Stock shall be issued pursuant to the Corporation's fourth private placement offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder and pursuant to registration exemptions available under applicable state securities laws.

                  3.3. Conversion shall be deemed to have been effected on the date the Conversion Notice is given (the "Conversion Date"). Within thirty (30) business days after receipt of the Conversion Notice, the Corporation shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated by the Holder of this Debenture in the Conversion Notice, a stock certificate or stock certificates of the Corporation representing the number of shares of Common Stock to which such Holder is entitled.

         4. Adjustments.

         The number of shares of Common Stock deliverable to the Holder upon a Conversion shall be subject to adjustment from time to time upon the occurrence, after the date hereof, of the following events:

                  4.1. In case the Corporation shall (i) pay a dividend in, or make a distribution of, shares of Common Stock or of other capital stock convertible into Common Stock on its outstanding Common Stock ("Stock Dividend"), (ii) subdivide its outstanding shares of Common Stock into a greater number of such shares ("Forward Split") or (iii) combine its outstanding shares of Common Stock into a smaller number of such shares ("Reverse Split"), the total number of shares of Common Stock hereunder shall be adjusted so that the Holder shall be entitled to receive the same number of shares of Common Stock which the Holder would have owned or have been entitled to receive immediately following the happening of any of the events described above had such Conversion been exercised in full immediately prior to the happening of such event. Any adjustment made pursuant to this Subsection shall, in the case of a Stock Dividend, become effective as of the record date therefor and, in the case of a Forward Split or Reverse Split, be made as of the effective date thereof. If, as a result of an adjustment made pursuant to this Subsection, the Holder shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors of the Corporation (whose determination shall be conclusive and shall be evidenced by a Board resolution filed the Corporate records) shall determine the allocation between or among shares of such classes of capital stock.

                  4.2. In the event of a capital reorganization or a reclassification of the Common Stock (except as provided in Subsection 4.1 or Subsection 4.4), the Holder, upon Conversion, shall be entitled to receive, in lieu of the Common Stock to which the Holder would have become entitled upon a conversion immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of the Corporation (or cash) that the Holder would have been entitled to receive upon such reorganization or reclassification if the Conversion should have occurred immediately prior thereto; and in any such case, appropriate provision (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and shall be evidenced by a Board resolution filed with Corporate records) shall be made for the application of this Section 4 with respect to the rights and interests thereafter of the Holder (including, but not limited to, the allocation between or among shares of classes of capital stock).

                  4.3. Whenever the number of shares of Common Stock or other securities acquired upon a Conversion is adjusted as provided in this Section 4, the Corporation will promptly prepare as part of the Corporate records a certificate signed by the Chairman of the Board, Chief Executive Officer or the President, or a Vice President of the Corporation and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth (i) the number and kind of shares to be acquired upon a Conversion, as so adjusted, (ii) stating that such adjustments in the number or kind of shares or other securities conform to the requirements of this
Section 4, and (iii) setting forth a brief statement of the facts accounting for such adjustments. Such certificates shall be conclusive evidence of the correctness of such adjustments. Promptly after preparation of such certificate, the Corporation, will deliver, by first-class, postage prepaid mail, a copy of the signed certificate to the Holder; provided, however, that failure to file or to give any notice required under this Subsection, or any defect therein, shall not affect the legality or validity of any such adjustments under this Section 4; and provided further, that, where appropriate, such notice may be given in advance.

                  4.4. In case of any consolidation of the Corporation with, or merger of the Corporation with, or merger of the Corporation into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the corporation formed by such consolidation or merger or the corporation which shall have acquired such assets, as the case may be, shall execute and deliver to the Holder a supplemental agreement providing that the Holder shall have the right thereafter to receive, upon Conversion, solely the kind and amount of shares of stock and other securities and property (or cash) receivable upon such consolidation, merger, sale or transfer by a Holder of the number of shares of Common Stock of the Corporation for which such Holder would have been entitled upon a Conversion immediately prior to such consolidation, merger, sale or transfer. Such supplemental agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4. The above provision of this Subsection 4.4 shall similarly apply to successive consolidations, mergers, sales or transfers.

                  4.5. The Corporation may retain a firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Corporation, selected by the Board of Directors of the Corporation or the Executive Committee of said Board to make any computation required under this Section, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 4.

                  4.6. The Corporation shall at all times reserve and keep available, free from preemptive rights, unissued or treasury shares of its Common Stock sufficient to effect the conversion of this Debenture.

         5. Default.

                  5.1. The entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Debenture shall, at the election of the Holder, be and become immediately due and payable upon the occurrence of any of the following events (a "Default Event"):

                  (a) The non-payment by the Corporation when due of principal and interest or principal or interest or of any other payment as provided in this Debenture or with respect to any other Debenture issued by the Corporation;

                  (b) If the Corporation (i) applies for or consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee or liquidator for the Corporation or any of its property;
(ii) becomes generally unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors or becomes insolvent; or (iv) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; or

                  (c) Any failure by the Corporation to issue and deliver shares of the Common Stock as provided herein upon conversion of this Debenture.

                  5.2. Each right, power or remedy of the Holder hereof upon the occurrence of any Default Event as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the Holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder hereof of any or an such other rights, powers or remedies.

         6. Consent to Jurisdiction. The Corporation hereby consents that any action, suit or proceeding arising out of this Debenture may be brought in any appropriate court in the State of Oklahoma, including the United States District Court for the Western District of Oklahoma, and/or in any other court having jurisdiction over the subject matter, all at the sole election of the Holder hereof, and by the issuance and execution of this Debenture the Corporation irrevocably consents to the jurisdiction of each such court.

         7. Transfer. This Debenture shall be transferred on the books of the Corporation only by the registered Holder hereof or by his attorney duly authorized in writing or by delivery to the Corporation of a duly executed assignment reasonably acceptable to the Corporation. The Corporation shall be entitled to treat any Holder of record of the Debenture as the Holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Laws of Oklahoma. Holder represents to Corporation and its officers and directors that this Debenture was acquired by Holder for investment purposes only without the intent to resell and will not be transferred except pursuant to registration under the Securities Act of 1933, as amended (the "Securities Act"), and the applicable state securities laws unless pursuant to exemption from registration under such acts. Holder hereby acknowledges that this Debenture was issued pursuant to exemption from registration under the Securities Act and the applicable state securities laws.

         8. Notices. All notices and communications under this Debenture shall be in writing and shall be either delivered in person or accompanied by a signed receipt therefor or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows: if to the Corporation, to Suite 1850, 210 Park Avenue, Oklahoma City, Oklahoma 73102 and, if to the Holder of this Debenture, to the address of such Holder as it appears in the books of the Corporation. Any notice of communication shall be deemed given and received as of the date of such delivery or mailing.

         9. Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, or, where applicable, the laws of the United States.

         IN WITNESS WHEREOF, the Corporation has caused this Debenture to be duly executed under its corporate seal.

                           "CORPORATION"

                           AARO BROADBAND WIRELESS COMMUNICATIONS, INC.
                           a Nevada corporation


                           By:
                               ----------------------------------------
                           Name:
                                ---------------------------------------
                           Title: PRESIDENT

-------------------------------------
              SECRETARY

                                   EXHIBIT "B"
                                       TO
                                    AGREEMENT
                                      WITH
                        EFFECTIVE DATE OF AUGUST 2, 2001


                                    AGREEMENT

         THIS AGREEMENT is entered effective the date and year last executed by a party hereto (the "Effective Date") and is by and between AARO BROADBAND WIRELESS COMMUNICATIONS, INC., a Nevada corporation (hereinafter the "Corporation") and ___________________, an individual (hereinafter "___________"). In consideration of Ten and no/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which ________ hereby affirms, ________ does hereby covenant and agree with the Corporation as follows:

         1. Noncompetition. For a period of three (3) years from the Effective Date, ________ shall not, within Tulsa County, Oklahoma, and each county contiguous thereto, directly or indirectly, own, control, or participate in the ownership or control of, or be a director or majority shareholder of or to any business, firm, corporation or entity which is offering or providing fixed broadband wireless Internet connectivity in Tulsa County, Oklahoma or in any county contiguous thereto.

         2. Injunctive Relief. As a violation by ________ of the provisions of
Section 1 could cause irreparable injury to the Corporation and there is no adequate remedy at law for such violation, the Corporation shall have the right, in addition to any other remedies available to it, at law or in equity, to enjoin ________ in a court of equity for violating such provisions.

         3. Enforceability of Terms. To the extent any provision or portion of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable, then the parties hereto expressly covenant and agree that any such provision or portion thereof shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law and that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

         4. Binding Effect. The terms of this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon _______, his heirs, guardians and personal and legal representatives.

         AGREED as of the Effective Date.


"CORPORATION"
                                                                 "------------"
AARO BROADBAND WIRELESS COMMUNICATIONS, INC.
a Nevada corporation

By:
    ----------------------------------       ----------------------------------
Name:                                        Name:
      --------------------------------            -----------------------------
Title:                                       Date:
       -------------------------------            -----------------------------
Date:
      ---------------------